EXHIBIT 2

EXECUTION VERSION

DUST BOWL CAPITAL, LLC

SECURITY BENEFIT LIFE INSURANCE COMPANY

Waiver and Acknowledgment Agreement
This Waiver and Acknowledgment Agreement (this "Agreement") is being executed and delivered as of February 16, 2026, by Dust Bowl Capital, LLC, a Kansas limited liability company, and Security Benefit Life Insurance Company, a Kansas insurance company (collectively, "Holder"), as the holders of all of the shares of 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the "Company").
WHEREAS, the rights, preferences and privileges of the Series A Preferred Stock are set forth in the Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on November 7, 2019 (as may be amended from time to time, the "Certificate of Designations"; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Certificate of Designations);
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the "Merger Agreement"), with Kona Bidco, LLC, a Delaware limited liability company ("Parent"), and Kona Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger");
WHEREAS, pursuant to the terms of the Merger Agreement, the Company desires to redeem immediately prior to the consummation of the Merger all of the shares of Series A Preferred Stock outstanding immediately prior to such time, in accordance with the terms of the Certificate of Designations (the "Proposed Redemption");
WHEREAS, Section 7(d) of the Certificate of Designations requires the Company to provide an irrevocable Redemption Notice to Holder at least 30 days prior to the Redemption Date (but not more than 60 days prior to the Redemption Date) before effecting the Proposed Redemption; and
WHEREAS, Holder, as the holder of all outstanding shares of Series A Preferred Stock, desires to waive certain timing and delivery requirements applicable to the Redemption Notice solely with respect to the Proposed Redemption.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and the Company hereby agree as follows:
1.
Redemption.  The Company hereby acknowledges that pursuant to the terms of the Merger Agreement, and subject to and conditioned upon the satisfaction or waiver of the conditions to the Merger set forth therein, all of the shares of Series A Preferred Stock outstanding immediately prior to the consummation of the Merger will either (x) be redeemed pursuant to Section 7(b) of the Certificate of Designations or (y) otherwise be repurchased pursuant to Section 5 hereof.

2.
Notice Period.  Holder, on behalf of itself and as the holder of all outstanding shares of Series A Preferred Stock, hereby waives any advance notice requirement set forth in Section 7(d) of the Certificate of Designations with respect to the delivery of a Redemption Notice regarding the Proposed Redemption, and Holder hereby consents to the Company delivering a Redemption Notice at any time prior to the consummation of the Merger providing that the Redemption Date shall be the date on which the closing of the Merger occurs, with such redemption to be deemed to occur immediately before the consummation of the Merger.

3.
Conditional Notice.  Holder hereby consents to the Company delivering a Redemption Notice with respect to the Proposed Redemption that is expressly conditioned upon the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement and the occurrence of the closing of the Merger, and Holder acknowledges and agrees that any such conditional Redemption Notice shall automatically be rescinded without further action if the Merger Agreement is terminated prior to the closing of the Merger occurring.  Holder, on behalf of itself and as the holder of all outstanding shares of Series A Preferred Stock, hereby waives the requirement set forth in Section 7(d) of the Certificate of Designations that provides that a Redemption Notice with respect to the Proposed Redemption shall be irrevocable to the extent (and solely to the extent) necessary to give effect to the immediately preceding sentence.

4.
Voting Rights.  With the understanding that the Proposed Redemption shall occur immediately prior to the consummation of the Merger, Holder, on behalf of itself and as the holder of all outstanding shares of Series A Preferred Stock, hereby agrees that neither the execution and delivery of the Merger Agreement nor the consummation of any transactions contemplated thereby, including the Merger, shall require any vote or consent of the holders of the Series A Preferred Stock pursuant to Section 15(c) of the Certificate of Designations or Section 9(c) of that certain Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on March 7, 2022 (as may be amended from time to time).  For the avoidance of doubt, nothing herein shall limit Holder's right pursuant to Section 15(a) of the Certificate of Designations to vote in favor of, or against, any matter requiring the vote of the Company's common stockholders in connection with the transactions contemplated by the Merger Agreement, including the Merger.   The Company hereby agrees that it will not amend the Merger Agreement in a manner that changes the treatment of the Series A Preferred Stock in the Merger without the prior written consent of Holder.

5.
Compliance with Charter and Delaware Law. Notwithstanding anything to the contrary in this Agreement, to the extent the Proposed Redemption provided for in this Agreement is not permitted pursuant to the Certificate of Designations, the Company's Certificate of Incorporation or Delaware law, then the parties agree that the Company will, immediately prior to the consummation of the Merger, repurchase the Series A Preferred Stock of the Holder in the manner provided in this Agreement with the same force and effect as if the relevant redemption provisions of the Certificate of Designations were reproduced herein, mutatis mutandis, as modified hereby.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement on the date set forth below.
DUST BOWL CAPITAL, LLC
By: /s/ Eddie Vonnahme
  Name:  Eddie Vonnahme
 Title:    Authorized Signatory

SECURITY BENEFIT LIFE INSURANCE COMPANY
By: Eldridge Credit Advisers, LLC as Investment Manager
By:/s/ Eddie Vonnahme
 Name:  Eddie Vonnahme
 Title:    Director

[Signature Page to Eldridge Waiver & Acknowledgment Agreement]

Accepted and acknowledged as of the date first written above:
KENNEDY-WILSON HOLDINGS, INC.

By: /s/ Justin Enbody
      Name:  Justin Enbody
      Title:  Senior Executive Vice President, Chief Financial Officer

[Signature Page to Eldridge Waiver & Acknowledgment Agreement]